CONTACT:	-OR-	TRBR INVESTOR RELATIONS COUNSEL:
Trailer Bridge, Inc.		The Equity Group Inc.
John D. McCown		www.theequitygroup.com
Chairman & CEO		Adam Prior (212) 836-9606
(800) 554-1589		Devin Sullivan (212) 836-9608
www.trailerbridge.com

FOR IMMEDIATE RELEASE

TRAILER BRIDGE REPORTS SECOND QUARTER RESULTS

Company to Conduct Conference Call Tomorrow at 9:00 AM ET

Jacksonville, FL – August 14, 2006 — Trailer Bridge, Inc. (NASDAQ: TRBR) today reported financial results for the second quarter ended June 30, 2006 (see attached table).

Second quarter results were impacted by lower volume, due to dry-docking activity and reduced freight shipments primarily related to a Puerto Rico government shutdown amid temporary fiscal difficulties. The second quarter results were also affected by the Company’s decision to fully-expense the periodic dry-docking costs for three of its vessels. Trailer Bridge does not believe that results for the second quarter are indicative of the results it anticipates reporting for the second half of 2006. Based upon current volume trends and additional expectations, Trailer Bridge believes that its earnings performance for the third quarter and second half of 2006 will eclipse the actual earnings performance reported in the comparable 2005 periods.

John D. McCown, Chairman and CEO, said, “The actual results we will report for the third and fourth quarters of this year will demonstrate that the second quarter was an aberration. For the first six weeks of the third quarter, revenue is running 13% ahead of the second quarter pace and we take this as an indication that much of the effect from the Puerto Rico government shutdown is behind us. This is the first week that we have resumed weekly roll-on, roll-off sailings, and that will benefit us further as the revenue and volume disruption from everything related to the dry-dockings was meaningful. With the impact of the dry-dockings and the government shutdown behind us, I’m anticipating a robust second half as we return to growing earnings.”

Total revenue for the three months ended June 30, 2006 was $25.0 million, a decrease of 8.2% compared to the second quarter of 2005 and a decrease of 1.3% sequentially compared to the first quarter of 2006 when one of the roll-on, roll-off vessels was also not utilized due to dry-docking activity. The decrease in revenues compared to both earlier periods was driven by southbound container volume decreases of 15.4% and 5.2%, respectively. The Company believes that most of the volume reductions can be traced to temporary reductions in shipments by customers due to the Puerto Rico government shutdown and the disruptive effect of not having weekly roll-on, roll-off sailings due to the dry-docking. The average revenue per load for containers moved southbound increased 4.6% in the second quarter from the year earlier period and decreased .4% sequentially compared to the first quarter of 2006.

The Company’s Jacksonville-San Juan deployed vessel capacity utilization during the second quarter was 82.9% to Puerto Rico and 27.1% from Puerto Rico compared to 91.0% and 25.4%, respectively, during the second quarter of 2005. The reduced capacity utilization is based upon actual deployed capacity during the second quarter which decreased 8.5% southbound and 11.7% northbound compared to the year earlier quarter since the dry-docking of one of the roll-on, roll-off vessels throughout the quarter resulted in its sailings performed with a smaller Triplestack Box Carrier® vessel. In addition to the capacity decrease, the Triplestack Box Carrier® vessels are less flexible and the movement of cars and other types of freight on the substitute vessel resulted in various space and cost inefficiencies.

Trailer Bridge, Inc.	Page 2
August 14, 2006

Periodic Dry-Docking Expense

During the second quarter, the Company continued to have a roll-on, roll-off vessel out of service as work related to the sequential five-year regulatory requirements was being performed. The second vessel went back into service in mid-August. Trailer Bridge incurred $9.3 million of expense in the second quarter of 2006 related to dry-docking comprised of $2.0 million to complete the first roll-on, roll-off vessel (bringing its total dry-docking cost including what was expensed in the first quarter to $5.2 million), $6.6 million for the dry-docking of the second roll-on, roll-off vessel and $600,000 for the dry-docking of a Triplestack Box Carrier® vessel that was chartered out. The total amount for both roll-on, roll-off vessels of $11.7 million was comprised of $6.1 million for steel replacement, $3.6 million for blasting and coating and $2.0 million for all other dry-docking related expenditures.

The roll-on, roll-off vessels have three decks, each of which is 736’ long, and are older than the Triplestack Box Carrier® vessels, which are single deck and 400’ long. The Company believes the cost of current dry-dockings of the roll-on, roll-off vessels are higher than they would have otherwise been had more costly measures been taken during the last dry-docking done five years ago when the Company’s liquidity position was severely constrained. For these reasons, the current dry-dockings are not indicative of dry-docking costs for the Triplestack Box Carrier® vessels will be and not believed to be indicative of the recurring amount for the roll-on, roll-off vessels themselves. Excluding amounts that are not believed to be recurring, the Company estimates that a more typical dry-docking cost for its roll-on, roll-off vessels would be approximately $2.5 million per vessel. The Company will provide additional information on dry-docking during its conference call. See below for a further discussion of the accounting treatment for dry-docking, including adjusted operating results utilizing the defer-and-amortize method of accounting currently used by the Company’s peers.

Trailer Bridge has historically accounted for dry-docking under the expense-as-incurred method while all of its peers and most marine companies account for dry-docking under the defer-and-amortize method. In early 2006, the Company considered changing its accounting method to be more consistent with its peers and sought further guidance from the Securities and Exchange Commission (“SEC”) staff. While the defer-and-amortize method is acceptable under GAAP, the SEC staff advised the Company that it is less preferred than the expense-as-incurred method and therefore a change in accounting method from the expense-as-incurred method to the defer-and-amortize method was impermissible. Trailer Bridge has been advised that dry-docking is classified as a “planned major maintenance activity” that does not result in a separately identifiable asset or improvement and therefore the expense-as-incurred method is preferred. Although the Company and its audit committee believe that the defer-and-amortize method better matches expenses and revenue without distorting current and future earnings, it must continue using the expense-as-incurred method of accounting for its dry-docking activities. The Company believes providing selected adjusted information to disclose what results would have been had Trailer Bridge accounted for dry-docking expenses under the predominant method used by all of its peers and most marine companies is useful information to shareholders that will provide meaningful industry comparisons (see table below).

After the full period dry-docking expense, the Company reported an operating loss of $6.5 million in the second quarter of 2006, as compared with $5.1 million in operating income in the second quarter of 2005. Adjusted operating income with the dry-docking accounted for under the defer-and-amortize method used by all the Company’s peers (see table below) would have been $2.4 million, representing a 90.3% operating ratio during the second quarter of 2006.

The Company reported a net loss for the second quarter of $9.0 million after the dry-docking expense as compared to net income of $2.5 million in the year earlier period. The Company anticipates a significant tax credit in the fourth quarter as part of a scheduled review of the deferred tax asset during the 2006 audit. Adjusted to reflect the dry-docking under the defer-and-amortize method, the net loss would have been $40,370 for the second quarter of 2006. Net loss attributable to common shares for the second quarter of 2006 was $.76 versus net income per common share of $.20 for the second quarter of 2005. On an adjusted basis, the second quarter would have been breakeven on a per share basis.

Trailer Bridge, Inc.	Page 3
August 14, 2006

The table below presents a complete reconciliation between the difference in actual and adjusted results for the second quarter of 2006.

	Three Months Ended June 30,
	2006	2005
Operating income, expense-as-incurred method, as reported	$(6,531,887)	$5,095,066
add back: dry docking - expense-as-incurred method	9,270,595	--
subtract: dry docking - defer and amortize method	(316,108)	(109,305)

Operating income, defer and amortize method, as adjusted	$2,422,600	$4,985,761

Operating ratio, expense-as-incurred method	126.2%	81.3%
Operating ratio, defer and amortize method	90.3%	81.7%
Net (loss) income, expense-as-incurred method, as reported	$(8,994,857)	$2,510,292
add back: dry docking - expense-as-incurred method	9,270,595	--
subtract: dry docking - defer and amortize method	(316,108)	(109,305)

Net (loss) income, defer and amortize method, as adjusted	$(40,370)	$2,400,987

Earnings per shares basic, expense-as-incurred, as reported	$(0.76)	$0.21
add back: dry docking - expense-as-incurred method, per share	0.79	--
subtract: dry docking - defer and amortize, per share	(0.03)	(0.01)

Earnings per shares basic, defer and amortize, as adjusted	$(0.00)	$0.20

Financial Position
June 30, 2006, the Company had cash balances of $7.9 million, working capital of $5.8 million and a stockholders deficit of $10.0 million. There were no amounts outstanding under a $10 million revolving credit facility.

Conference Call
Trailer Bridge will discuss second quarter results in a conference call tomorrow, August 15, 2006, at 9:00 AM (Eastern Time). The dial in number is (888) 737-9834. The call will also be simultaneously broadcast over the Internet. To listen to the live webcast, please go to www.trailerbridge.com and click on the conference call link, or click http://audioevent.mshow.com/305753. The conference call will be archived and accessible for approximately 30 days if you are unable to listen to the live call.

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico, bringing efficiency, service, security and environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville and San Juan. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company and its asset utilization. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include the risks of economic recessions, severe weather, changes in the price of fuel, changes in demand for transportation services offered by the Company, capacity conditions in the Puerto Rico trade lane and changes in rate levels for transportation services offered by the Company.

(Tables to Follow)
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Trailer Bridge, Inc.	Page 4
August 14, 2006

TRAILER BRIDGE, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
OPERATING REVENUES	24,951,182	27,179,734	50,226,379	51,545,268
OPERATING EXPENSES:
Salaries, wages, and benefits	3,653,911	4,114,311	7,344,522	8,204,888
Rent and purchased transportation	5,881,803	5,392,507	11,653,798	10,589,850
Fuel	3,630,533	3,140,471	7,073,186	6,092,085
Operating and maintenance (excluding depreciation below)	5,407,744	5,920,625	10,822,313	11,479,832
Dry-Docking	9,270,595	--	12,392,557	257,520
Taxes and licenses	125,870	123,397	207,054	246,449
Insurance and claims	912,672	913,689	1,730,159	1,584,281
Communications and utilities	136,648	114,679	253,395	259,619
Depreciation and amortization	1,320,590	1,038,221	2,640,421	2,066,613
(Gain) Loss on sale of assets	23,347	301,012	46,079	284,846
Other operating expenses	1,119,356	1,025,756	2,103,944	1,854,427

	31,483,069	22,084,668	56,267,428	42,920,410

OPERATING (LOSS) INCOME	(6,531,887)	5,095,066	(6,041,049)	8,624,858
NONOPERATING EXPENSE:
Interest expense	(2,584,444)	(2,646,112)	(5,026,518)	(5,223,589)
Interest income	121,356	61,248	256,511	83,503

(LOSS) INCOME BEFORE BENEFIT (PROVISION) FOR
INCOME TAXES	(8,994,975)	2,510,202	(10,811,056)	3,484,772
BENEFIT FOR INCOME TAXES	118	90	(7,892)	1,322

NET (LOSS) INCOME ATTRIBUTABLE TO COMMON SHARES	$(8,994,857)	$2,510,292	$(10,818,948)	$3,486,094

PER SHARE AMOUNTS:
NET (LOSS) INCOME PER SHARE BASIC	$(0.76)	$0.21	$(0.92)	$0.30

NET (LOSS) INCOME PER SHARE DILUTED	$(0.76)	$0.20	$(0.92)	$0.28

WEIGHTED AVERAGE
SHARES OUTSTANDING BASIC	11,780,630	11,766,789	11,779,944	11,765,015

SHARES OUTSTANDING DILUTED	11,780,630	12,295,610	11,779,944	12,323,067